UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 27, 2007

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

(Address of principal executive offices)(Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Saflink” refer to Saflink Corporation, a Delaware corporation.

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2007, we entered into a Software Rights Agreement with an industry-leading enterprise security solutions provider, whereby we sold our rights in our SAFsolution and SAFmodule software programs for an initial payment of $778,000 plus deferred payments due quarterly over a period of three years. The amount of the deferred payments will be equal to a percentage of the provider’s gross margin on sales that include the software programs’ source code, including (i) 20% of gross margin on OEM sales that include SAFsolution, (ii) 15% of gross margin on non-OEM sales that include SAFsolution, and (iii) 30% of gross margin on sales that include SAFmodule.

The agreement contains customary provisions regarding audit rights and intellectual property warranties, as well as provisions regarding the enforcement of certain intellectual property rights.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 27, 2007, we sold our rights in our SAFsolution and SAFmodule software programs as described in Item 1.01 above.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 27, 2007, Frank J. Cilluffo resigned as a member of our board of directors and will no longer serve as a director. Mr. Cilluffo indicated that his resignation was for personal reasons and did not indicate that it was due to any disagreement with us on any matter relating to our operations, policies, practices, or otherwise. We appreciate Mr. Cilluffo’s service to Saflink, who is the Associate Vice President for Homeland Security at The George Washington University and will be focusing his efforts to lead the university’s Homeland Security Policy Institute.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release of Saflink Corporation dated March 2, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saflink Corporation

Dated: March 5, 2007	By:	/s/ Jeffrey T. Dick
	Name:	Jeffrey T. Dick
	Title:	Chief Financial Officer

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